Exhibit 23-b

CONSENT OF COUNSEL

                     We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this registration statement on Form S-8 filed by The Adams Express Company in respect of The Adams Express Company 2005 Equity Incentive Compensation Plan.

/s/ CHADBOURNE & PARKE LLP

30 Rockefeller Plaza
New York, New York 10112
April 27, 2005